Exhibit 10.1

THIRD AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT (this “Third Amendment”) to the Amended and Restated Employment Agreement, dated as of July 1, 2010 (the “2010 Employment Agreement”), by and between 1st Constitution Bancorp, a New Jersey corporation, having its principal place of business at 2650 Route 130 North, Cranbury, New Jersey 08512 (the “Employer”), and Robert F. Mangano (the “Employee”), as amended by the Amendment to the 2010 Employment Agreement, effective as of April 4, 2014 (the “First Amendment”) and the Second Amendment to the 2010 Employment Agreement, as amended, effective as of April 12, 2016 (the “Second Amendment”), each by and between the Employer and the Employee, is effective as of April 7, 2017 (the “Effective Date”).

WHEREAS, the Employee is employed by the Employer as its President, and is also employed by 1st Constitution Bank, a New Jersey commercial bank (the “Bank”), as its President and Chief Executive Officer; and

WHEREAS, the Employer and the Employee are parties to the 2010 Employment Agreement, as amended by the First Amendment and the Second Amendment (the 2010 Employment Agreement, as amended by the First Amendment and the Second Amendment, is referred to herein as the “Employment Agreement”); and

WHEREAS, the First Amendment, among other things, provided for an amendment to Section 3 of the 2010 Employment Agreement that deleted the phrase “provided, however, that the term of this Agreement shall end on the seventieth (70th) birthday of the Employee” and replaced it with “provided, however, that the term of this Agreement shall end on the seventy second (72nd) birthday of the Employee.”

WHEREAS, the Second Amendment, among other things, provided for an amendment to Section 3 of the 2010 Employment Agreement, as amended by the First Amendment, that deleted the phrase “provided, however, that the term of this Agreement shall end on the seventy second (72nd) birthday of the Employee” and replaced it with “provided, however, that the term of this Agreement shall end on the seventy third (73rd) birthday of the Employee.”

WHEREAS, the Employer and the Employee wish to further amend the Employment Agreement to (i) eliminate the provision that requires the term of the Employment Agreement to end on the seventy third (73rd) birthday of the Employee, (ii) clarify that notice by the Employer to the Employee that the Employer intends not to extend the term of the Employment Agreement beyond a particular anniversary of the Commencement Date, and the actual non-renewal, expiration and termination of the Employment Agreement pursuant to such notice, will not give rise to any severance or other payments under the Employment Agreement, (iii) provide that upon retirement of the Employee, options to purchase stock granted to the Employee pursuant to a stock equity plan of the Employer will vest as provided therein, but restricted stock and restricted stock unit awards granted to the Employee pursuant to a stock equity plan of the Employer will not vest upon retirement, but in the event that the Employee enters into a consulting agreement with the Employer immediately following such retirement under which the Employee provides consulting services to the Employer, then such restricted stock and restricted stock unit awards will not be forfeited upon such retirement, and the consultancy period shall be treated as continued employment for purposes of vesting of such restricted stock and restricted stock units, (iv) clarify that in the event of a conflict between the terms of the Employment Agreement and the terms of any stock equity plan of the Employer, or any grant agreement thereunder, relating to the retirement of the Employee, the terms of the Employment Agreement shall control, and (v) remove provisions relating to the Troubled Asset Relief Program’s Capital Purchase Program (the “CPP”), and references to the CPP, because the Employer is no longer subject to the compensation provisions of the CPP.

NOW, THEREFORE, it is AGREED as follows:

1.           Section 3 of the Employment Agreement is deleted in its entirety and replaced with the following:

“3.          Term.  The Employee’s employment by the Employer pursuant to this Agreement is for the period commencing on the Commencement Date and ending thirty-six (36) months thereafter or on such earlier date as is determined in accordance with Sections 10 and 12 of this Agreement or such later date as provided herein.

(a)          On the first anniversary of the Commencement Date and on each successive anniversary of such date thereafter, the term of this Agreement shall be extended for one additional year, unless this Agreement is sooner terminated as provided in Sections 10 and 12 or unless either the Board or the Employee advises the other, in writing no less than ninety (90) days prior to any anniversary of the Commencement Date that this Agreement will no longer be extended (a “Notice of Non-Renewal”).

(b)          Unless sooner terminated as provided in Sections 10 and 12, in the event of a timely delivery of a Notice of Non-Renewal to Employee, this Agreement shall expire and terminate as of the close of business on the day prior to the third anniversary of the Commencement Date that occurs immediately following delivery of the Notice of Non-Renewal to the Employee, and such expiration and termination of this Agreement shall not give rise to any severance or other payments to the Employee hereunder except as provided in plans or agreements to grant options to purchase stock of the Employer or restricted stock awards or stock units awarded under a stock equity plan of the Employer.

(c)          Notwithstanding the foregoing, in the event of a Change in Control, the date the Change in Control occurs shall become the Commencement Date for all purposes thereafter, and each Change in Control thereafter shall result in a new Commencement Date on the date of the latest Change in Control; provided, however, that after a Notice of Non-Renewal has been timely delivered to the Employee, the term of this Agreement will not be extended by a Change in Control that occurs after the Notice of Non-Renewal has been so delivered.”

2.          Section 4 of the Employment Agreement is amended to delete the last sentence of such section, which provided as follows: “Notwithstanding the preceding sentence, the Employee will not participate in the Employer’s stock equity plans during the period in which the Employer is subject to compensation limitations by virtue of the Employer’s participation in the Troubled Asset Relief Program’s Capital Purchase Program (the “CPP”), except to the extent permitted thereunder.”

3.          Section 5 of the Employment Agreement is amended to delete the last sentence of such section, which provided as follows: “Notwithstanding anything else herein to the contrary, no cash bonuses to the Employee will be awarded during the period in which the Employer is subject to compensation limitations by virtue of the CPP, except to the extent permitted thereunder.”

4.          Subsection (d)(i) of Section 10 of the Employment Agreement is amended to delete the last sentence of such section, which provided as follows: “Notwithstanding anything else to the contrary, no payments shall be made under this paragraph if such payment would violate the rules in effect under the CPP.”

5.          Subsection (e) of Section 10 of the Employment Agreement is deleted in its entirety and replaced with the following:

“e.          Voluntary Termination by the Employee/Retirement.  In the event that the Employee terminates his employment with the Employer voluntarily upon ninety (90) days prior notice to the Employer and the Board during the term of this Agreement without Good Reason, the Employee shall be entitled to receive only his compensation, vested rights and employee benefits up to the date of his termination; provided, however, that if the Employee designates such termination of employment as his retirement, options to purchase stock of the Employer granted pursuant to a stock equity plan of the Employer shall vest as provided therein, but restricted stock and restricted stock unit awards granted to the Employee pursuant to a stock equity plan of the Employer shall not vest upon such retirement, but in the event that the Employee enters into a consulting agreement with the Employer immediately following such retirement under which the Employee provides consulting services to the Employer, then such restricted stock and restricted stock unit awards will not be forfeited upon such retirement, and the consultancy period shall be treated as continued employment for purposes of vesting of such restricted stock and restricted stock units.  In the event of a conflict between the terms of this Agreement and the terms of any stock equity plan of the Employer, or any grant agreement thereunder, relating to the retirement of the Employee, the terms of this Agreement shall control.”

6.          The Employment Agreement is amended by adding the following new subsection (f) of Section 10, immediately following the end of Section 10(e):

“f.          Consulting Agreement.  Upon the Employee’s retirement from active employment service with the Employer, the Employer will offer the Employee an opportunity to provide consulting services to the Employer pursuant to a consulting agreement for at least as long as is necessary for the Employee to become fully vested in any restricted stock and restricted stock units that he then holds.  Under the terms of the consulting agreement, the Employee will provide such services as are reasonably requested by the Employer, but not in excess of fifteen (15) hours per calendar month, and no payment by the Employer will be provided to the Employee (other than reimbursement of expenses).”

7.          The paragraph that immediately follows Subsection (vi) of Section 12(a) of the Employment Agreement is amended to delete the last sentence of such section, which provided as follows: “In addition, no such Change in Control payment will be made if the payment would cause the Employer to violate the terms and conditions of the CPP.”

8.          Subsection (c)(ii) of Section 12 of the Employment Agreement is amended to delete the last sentence of such section, which provided as follows: “No payment shall be made hereunder, if such payment would cause the Employer to violate the terms and conditions of the CPP.”

9.          All other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the Effective Date.

WITNESS:	1ST CONSTITUTION BANCORP

/s/ REBECCA NAMOVICZ	By:	/s/ CHARLES S. CROW, III
REBECCA NAMOVICZ		CHARLES S. CROW, III,
CHAIRMAN OF THE BOARD

WITNESS:	EMPLOYEE

/s/ JACALYN NAKUSHIAN	By:	/s/ ROBERT F. MANGANO
JACALYN NAKUSHIAN		ROBERT F. MANGANO,
INDIVIDUALLY